Exhibit 2.1

______________________________________________________________________________
ASSET PURCHASE AGREEMENT
Effective as of January 31, 2015
By and Between
Vobile, Inc., a California corporation
as Purchaser,
Rentrak Corporation, an Oregon corporation
as Company,
and Certain Primary Selling Subsidiaries
as Primary Selling Subsidiaries
______________________________________________________________________________

Table of Contents

Page

ARTICLE I SALE AND PURCHASE OF ASSETS	1

Section 1.1	Purchased Assets. 1

Section 1.2	Excluded Assets. 4

Section 1.3	Assumed Liabilities. 4

Section 1.4	Excluded Liabilities. 5

Section 1.5	Purchase Price. 6

Section 1.6	Working Capital; Adjustment to Purchase Price. 6

Section 1.7	Certain Costs; Tax Matters. 9

Section 1.8	Allocation of the Purchase Price. 10

ARTICLE II CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES	10

Section 2.1	Time and Place of Closing. 10

Section 2.2	Conditions to Closing Obligations of the Company. 11

Section 2.3	Conditions to Closing Obligations of Purchaser. 11

Section 2.4	Closing Deliveries of the Company. 12

Section 2.5	Closing Deliveries of Purchaser. 13
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY          14

Section 3.1	Organization/Governing Documents. 14

Section 3.2	Power and Authority. 14

Section 3.3	Subsidiaries. 15

Section 3.4	Enforceability. 15

Section 3.5	Consents. 15

Section 3.6	No Conflicts. 15

Section 3.7	Financial Statements. 16

Section 3.8	Undisclosed Liabilities. 17

Section 3.9	Title to Assets; Subsidiary Shares. 17

Section 3.10	Sufficiency and Condition of Assets. 17

Section 3.11	Inventory. 18

Section 3.12	Receivables. 18

Section 3.14	Insurance. 18

Section 3.15	Permits. 18

Section 3.16	Conduct of Business. 18

Section 3.17	Contracts. 19

Section 3.18	Employees. 20

Section 3.19	Employee Benefits. 21

Section 3.20	Real Estate. 22

Section 3.21	Seller Intellectual Property. 22

Section 3.22	Taxes. 25

Section 3.23	Litigation. 26

Section 3.24	Compliance with Laws. 26

Section 3.25	Business Continuity. 27

Section 3.26	Certain Business Practices. 27

Section 3.27	Brokers. 27

Section 3.28	Knowledge 27

Section 3.29	Complete Disclosure 27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	28

Section 4.1	Organization. 28

Section 4.2	Power and Authority. 28

Section 4.3	Enforceability. 28

Section 4.4	Consents. 28

Section 4.5	No Conflicts. 28

Section 4.6	Financing. 28

Section 4.7	Tax Matters. 28

Section 4.8	Brokers. 29

ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS	29

Section 5.1	Further Assurances. 29

Section 5.2	Due Diligence Records. 29

Section 5.3	Transition. 29

Section 5.4	Elimination of Intercompany Items. 29

Section 5.5	Confidentiality. 29

Section 5.6	Post-Closing Consents. 30

Section 5.7	Further Actions. 31

Section 5.8	Post-Closing Cooperation; Audits of PPT Financial Statements. 31

Section 5.9	Non-Competition and Non-Solicitation. 32

Section 5.10	Employee Matters. 32

ARTICLE VI INDEMNIFICATION	35

Section 6.1	Indemnification Obligations of the Company. 35

Section 6.2	Limitations on Indemnification Obligations of the Company. 35

Section 6.3	Indemnification Obligations of Purchaser. 37

Section 6.4	Third-Party Claims. 37

Section 6.5	No Right of Setoff. 39

Section 6.6	Exclusive Remedy; Limitations. Except as otherwise set forth in this Agreement: 39

Section 6.7	Construction. 39

Section 6.8	Claim Process. 39

ARTICLE VII GENERAL PROVISIONS	40

Section 7.1	Publicity. 40

Section 7.2	Notices. 40

Section 7.3	Fees and Expenses. 41

Section 7.4	Entire Agreement. 41

Section 7.5	Amendments. 41

Section 7.6	Non-Waiver. 41

Section 7.7	Assignment. 41

Section 7.8	Binding Effect; Benefit. 42

Section 7.9	Severability. 42

Section 7.10	References. 42

Section 7.11	Construction. 42

Section 7.12	Governing Law. 42

Section 7.13	Waiver of Trial by Jury. 42

Section 7.14	Counterparts. 42

Section 7.15	Specific Performance. 43

Section 7.16	Disclosure Schedule. 43

ARTICLE VIII DEFINITIONS	44

INDEX OF EXHIBITS AND SCHEDULES
EXHIBITS

EXHIBIT A	FORM OF PROMISSORY NOTE

EXHIBIT B	FORM OF STOCK PURCHASE AGREEMENT

EXHIBIT C	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT D-1	FORM OF LICENSE AGREEMENT (Vobile to Rentrak)

EXHIBIT D-2	FORM OF LICENSE AGREEMENT (Rentrak to Vobile)

EXHIBIT E	FORM OF BILL OF SALE

EXHIBIT F	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT G	FORM OF REAL ESTATE LICENSE AGREEMENT

OTHER SCHEDULES
SCHEDULE 5.6 - CERTAIN STUDIO CONTRACTS
SCHEDULE 5.10 - CERTAIN EMPLOYEES

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of January 31, 2015, is by and between Vobile, Inc., a California corporation (“Purchaser”) and Rentrak Corporation, an Oregon corporation (the “Company”), and each of its Subsidiaries that owns Purchased Assets and is selling those assets pursuant to this Agreement (the “Primary Selling Subsidiary”). Purchaser, the Company and Seller Subsidiaries are collectively referred to herein as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, the Company and its Subsidiaries own and operate a revenue sharing, pay-per-transaction distribution business (commonly referred to as Rentrak PPT, the Pay-Per-Transaction System or PPT) consisting of providing services to bricks and mortar home video specialty stores to assist such stores in (a) acquiring DVDs and Blu-rays from major and independent studios or content providers under revenue sharing terms for rental and previously viewed sales purposes in such stores, and (b) their ordering, data reporting, and best practices related to the physical rental business (the “PPT Business”), among other businesses and product lines; and
WHEREAS, the Company desires to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser desires to purchase from the Company, assets, rights and properties of the Company and its Subsidiaries used primarily in the PPT Business, on the terms and subject to the conditions hereinafter set forth.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
SALE AND PURCHASE OF ASSETS

Section 1.1 Purchased Assets. On the Closing Date, upon the terms and conditions set forth in this Agreement, the Company agrees to, and shall cause each of its Primary Selling Subsidiaries to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from the Company and each applicable Primary Selling Subsidiary, all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. As used herein, “Purchased Assets” shall mean all right, title and interest of the Company and its Subsidiaries in and to any and all assets and properties used primarily in the PPT Business, and including, but not limited to, the following assets and properties of the PPT Business, each as listed on the asset schedules delivered by the Company concurrently herewith and identified as the “Asset Schedules”:
(a) each product marketed, sold, distributed, or leased by the PPT Business, proposed or under development to be marketed, sold, distributed or leased by the PPT Business (the “Products”), and any related marketing or promotional materials, which are described in Section 1.1(a) of the Asset Schedules;

(b) all inventory of the PPT Business that are held for sale or resale, wherever located (“Owned Inventory”);

(c) all tangible assets used primarily in the PPT Business (the “Tangible Personal Property”), including, but not limited to (i) machinery, equipment, supplies, office supplies, office equipment, information technology related hardware and equipment (including computers, and storage devices) telephones, printers and other tangible personal property of every kind and description that are listed in Section 1.1(c)(i) of the Asset Schedules or located in the space currently occupied by the PPT Business, (ii) all Personal Productivity Tools and (iii) all leases and subleases of any such Tangible Personal Property as to which the Company or any Subsidiary is the lessee or sublessee, together with any options to purchase the underlying Tangible Personal Property, which leases and subleases are listed in Section 1.1(c)(iii) of the Asset Schedules;

(d) all Software owned by the Company or any Subsidiary which is used primarily in the PPT Business by the Company, its customers or its suppliers, including the current version of such Software and all prior versions (the “Seller Software”), which is described on Section 1.1(d) of the Asset Schedules;

(e) all (i) Registered IP owned or co-owned by the Company or any Subsidiary and (ii) other Intellectual Property that is owned or co-owned by the Company or any Subsidiary, in each case only to the extent used primarily in the PPT Business (the “Owned Intellectual Property Assets”) all of which is listed and described on Section 1.1(e) of the Asset Schedules and includes all goodwill associated with the Owned Intellectual Property Assets and all rights of the Company or any of its Subsidiaries under the Owned Intellectual Property Assets, including remedies against past, present, and future infringement or misappropriation of the Owned Intellectual Property Assets, including, without limitation, income, royalties and damages related to any of the foregoing, and rights of the Company or any of its Subsidiaries to protection of past, present, and future interests in any Owned Intellectual Property Assets under the Laws of all jurisdictions;

(f) the Company’s and each Subsidiary’s right, title and interest in, to or under each Seller Contract for Intellectual Property that is licensed by the Company or any of its Subsidiaries from a third party, transferable or sub-licensable to Purchaser and used primarily in the PPT Business (the “Licensed Intellectual Property Assets”); such Seller Contracts along with a brief description of the Licensed Intellectual Property Assets described in Section 1.1(f) of the Asset Schedules;

(g) all Seller Contracts to which the Company or a Subsidiary is a party, and that are listed in Section 1.1(g)(i) of the Asset Schedules (which listing includes, but is not limited to, all open purchase orders and agreements with customers of the PPT Business, and all supply, distribution or similar agreements or arrangements with studios related primarily to the PPT Business, but excludes each Seller Contract for Licensed Intellectual Property Assets and non-transferrable and non-sublicensable licenses of Intellectual Property) and any outstanding offers or solicitations listed in Section 1.1(g)(ii) of the Asset Schedules made by or to the Company or any Subsidiary to enter into any Contract relating primarily to the PPT Business or any Purchased Asset and such Seller Contracts assumed by Purchaser pursuant to Section 5.6 or Section 5.7 of this Agreement;

(h) all Receivables, prepaid expenses, deposits and advance payments and other current assets included in Final Working Capital of the Company or any Subsidiary with respect to the PPT Business and all rights of the Company or any Subsidiary to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits;

(i) all shares or equity interests of LRC Oregon Inc., Vobile Home Entertainment LLC and 1026427 B.C. LTD.;

(j) claims and rights (and benefits arising therefrom) with or against all Persons, including all rights against suppliers or distributors, under warranties covering any of the Purchased Assets, except for matters for which indemnification is sought against the Company under this Agreement;

(k) all Permits used primarily in or related primarily to the PPT Business, to the extent transferable or assignable to Purchaser;
(l) books and records, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, reference materials, payroll records, personnel files, accounts receivable and payable, inventory, maintenance and asset history records and copies of all books of original entry, export control license records, and research and development records and databases, and other data (collectively, the “Records”) relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the PPT Business and that are owned and used by the Company or any Subsidiary primarily for the PPT Business, except as provided in Section 1.7; provided, however, that the Company may retain copies of such Records as required by applicable Law and as reasonably necessary to enable the Company to fulfill its Tax filing, financial reporting, regulatory or statutory obligations, and fulfill its obligations under the Transition Agreement, to respond to known third-party claims and otherwise for reasonably necessary purposes, other than to compete with the PPT Business after the Closing Date;

(m) all goodwill and other intangible assets to the extent associated primarily with the Purchased Assets, including customer and supplier lists and contacts; and

(n) other assets listed on Section 1.1(n) of the Asset Schedules, if any.

Section 1.2 Excluded Assets. Notwithstanding Section 1.1, the Company and its Subsidiaries are not selling, conveying, assigning, transferring or delivering to Purchaser, and the term “Purchased Assets” shall not include, any as set not used primarily in the PPT Business, and including the following assets (collectively, the “Excluded Assets”):

(a) the Company’s and each Subsidiary’s right, title and interest in, to or under each Retained Contract, including insurance policies;

(b) all Tax Returns, Tax records, Tax work papers and other Tax files of the Company or any of its Subsidiaries, except as provided in Section 1.7;

(c) all of the Company’s and each Subsidiary’s cash and cash equivalents;

(d) claims (and benefits arising therefrom) or defenses that relate to any Liability other than the Assumed

Liabilities;

(e) all rights related to Taxes of the Company and its Subsidiaries (including any claims, rights and interest in and to any refunds for Taxes of the Company or any of its Subsidiaries, or otherwise with respect to the Purchased Assets and PPT Business for Pre-Closing Tax Periods);

(f) servers, telecommunications facilities and telephone systems whether or not used in the PPT Business; and other tangible assets not used primarily by the PPT Business and all rights to real property and real property leases;

(g) any trademarks or trademark registrations except for those specifically set forth in Section 1.1(f) of the Asset Schedules, which includes a complete list of trademarks and trademark registrations primarily used in the PPT Business (and Purchaser has no right to “Rentrak” or similar mark, express or implied, other than temporary use as specifically set forth in the Transaction Agreement);

(h) records to the extent not used in the PPT Business that contain Confidential Information of the Company or its Subsidiaries;

(i) the software and assets set forth on Section 3.10(a) and Section 3.21(i)(3) of the Disclosure Schedule; and

(j) all rights of the Company under this Agreement.

Section 1.3 Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser will assume and agree to discharge and perform when due all Liabilities to the extent arising out of or relating to the ownership, operation or use of the Purchased Assets after the Closing Date or the ownership, operation or conduct of the PPT Business by the Purchaser and its Affiliates after the Closing Date and Current Liabilities included in Final Working Capital (the “Assumed Liabilities”). Other than as set forth in this Section 1.3, Purchaser is not assuming any Liabilities to the extent arising out of or relating to the ownership, operation or use of the Purchased Assets at or prior to the Closing Date or the operation or conduct of the PPT Business by the Company and its Affiliates at or prior to the Closing Date, including without limitation, any Liability for wages, bonuses, retention bonuses, employee benefits, other accrued time off or any other employment compensation or benefit of any employee, employer Taxes or any other unpaid amounts to employees, former employees or service providers of the PPT Business or any Liabilities arising out of or relating to any Retained Contracts.

Section 1.4 Excluded Liabilities. Other than the Assumed Liabilities, Purchaser will not assume, and will not be responsible for or otherwise bear the economic burden of, any Excluded Liabilities. The Company shall remain responsible for and will discharge and perform in full when due all of the Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities and shall include, without limitation:

(a) any Current Liability not included in Final Working Capital;

(b) any Liability of the Company and its Subsidiaries (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes relating to the ownership, operation or use of the Purchased Assets at or prior to the Closing or the ownership, operation or conduct of the PPT Business by the Company and its Affiliates at or prior to the Closing;

(c) any Liability of the Company and its Subsidiaries (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) to the extent arising out of or relating to the ownership, operation or use of the Purchased Assets at or prior to the Closing or the ownership, operation or conduct of the PPT Business by the Company and its Affiliates at or prior to the Closing;

(d) any Liability resulting from or related to the employment or engagement of any PPT Employee, PPT Former Employee or PPT Service Provider by the Company or any Subsidiary for periods (or portions thereof) ending on or prior to the Closing Date, including any Liability under or arising from any Seller Employee Benefit Plan;

(e) any Liability of the Company and its Subsidiaries (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes that are unrelated to the Purchased Assets or the PPT Business;

(f) any Liability of the Company and its Subsidiaries to the extent arising out of or resulting from the non-compliance with any Law by the Company or any of its Subsidiaries on or prior to the Closing Date;

(g) any costs and expenses incurred by the Company or any of its Subsidiaries incident to the negotiation and preparation of the Transaction Documents or consummation of the Contemplated Transactions;

(h) any Liability of the Company or any of its Subsidiaries to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions;

(i) any Liability of the Company or any of its Subsidiaries to the extent relating to any Excluded Asset, including any Retained Contract;

(j) any Liability of the Company or any Subsidiary for any payment due or benefit owing to any director, officer or employee of such entity that arises prior to or as a result of the Contemplated Transactions including, but not limited to, any payment, severance, benefit, vesting, or equity that is due upon a change in control pursuant to any contract, policy or plan;

(k) any Liability of the Company or any Subsidiary relating to or arising out of any employment related actions taken by the Company or any of its Subsidiaries with respect to PPT Employees or PPT Service Providers on or before the Closing Date including, but not limited to, any adverse employment actions, corrective actions, transfers or terminations; or

(l) any Liability of the Company or any of its Subsidiaries relating to or arising from the Transaction Documents.

Section 1.5 Purchase Price. The purchase price for the sale, assignment and delivery of the Purchased Assets and the non-competition obligations of the Company set forth herein, shall consist of (i) the assumption of Assumed Liabilities, (ii) a cash payment (“Cash Amount”) calculated as (a) one million dollars ($1,000,000.00) plus (b) one million dollars ($1,000,000) for estimated payment of positive working capital (the “Estimated Working Capital Payment”), (iii) a promissory note for one million dollars ($1,000,000.00), payable to the Company on the first Business Day following the date which is six months after the Closing Date and in the form of Exhibit A (the “Promissory Note”) and (iv) 2,857,143 shares of Parent’s Series D Preference Shares with an ascribed value of $1.75 per share (the “Stock Amount”). The Cash Amount plus the Stock Amount shall be referred to herein as the “Purchase Price.” At the Closing, Purchaser shall pay the Cash Amount, by wire transfer of immediately available funds to an account that has been designated by the Company and the Company shall receive the Stock Amount upon entry into a stock purchase agreement for the sale of the Series D Preferred Shares of the Parent, in the form of Exhibit B (the “Stock Purchase Agreement”).

Section 1.6 Working Capital; Adjustment to Purchase Price.

(a) The Company has delivered to Purchaser a working capital statement (the “Estimated Working Capital Statement”), setting forth the Company’s calculation of Closing Working Capital with respect to the PPT Business as of the closing of business on the Closing Date (“Estimated Working Capital”). For purposes of this Agreement, “Closing Working Capital” shall mean the amount by which (i) Current Assets exceed (ii) Current Liabilities. Closing Working Capital will exclude any and all inter-company receivables, payables or other balances between the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand. The term “Current Assets” means the Receivables, Owned Inventory and prepaid expenses, deposits and advance payments specific to the PPT Business as of the closing of business on the Closing Date. The term “Current Liabilities” means the total Closing Trade Payables and accrued liabilities specific to the PPT Business (excluding accrued compensation) as of the closing of business on the Closing Date. The Estimated Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the PPT Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP, except that accounts receivables will not have a reserve for bad debts.

(b) Within 30 days following the Closing Date, the Company shall deliver to Purchaser a working capital statement (the “Working Capital Statement”) and a specific list of the Receivables, setting forth the Company’s calculation of Closing Working Capital and Receivables with respect to the PPT Business as of the closing of business on the Closing Date. The Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the PPT Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. The Company shall cause its employees to assist Purchaser and its representatives in review of the Working Capital Statement and list of Receivables and shall provide Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries for such purpose.

(c) If Purchaser does not deliver a Dispute Notice to the Company within ten (10) Business Days of receiving the Working Capital Statement and list of Receivables, Purchaser shall be deemed to have agreed with the Working Capital Statement, including the Receivables presented by the Company and the Closing Working Capital set forth on the Working Closing Statement shall be deemed the “Final Working Capital” for purposes of this Agreement.

(d) If Purchaser delivers a Dispute Notice to the Company within ten (10) Business Days after receiving the Working Capital Statement, then the Company and Purchaser shall negotiate in good faith to resolve the dispute. If, after fifteen (15) Business Days from the date a Dispute Notice is given hereunder, the Company and Purchaser cannot agree on the resolution of the dispute, then the Arbitrating Accountant shall be jointly engaged to arbitrate the dispute. Within ten (10) Business Days after the Arbitrating Accountant accepts the engagement (the date of such acceptance being referred to herein as the “Engagement Date”), Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a written brief stating their respective positions on the disputed issue(s). Within five (5) Business Days thereafter, Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a reply brief to the brief submitted by the other Party or Parties, as applicable. The Arbitrating Accountant shall render its final decision and award regarding the disputed matters not later than the thirtieth (30th) day after the Engagement Date. When acting pursuant to this Section 1.6(d), the Arbitrating Accountant shall determine whether and to what extent, if any, Purchaser’s calculation of the Closing Working Capital (determined based on the Working Capital Statement) requires adjustment in order to be accurate. The Arbitrating Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. In addition, the Arbitrating Accountant shall apportion its fees and expenses between the Company, on the one hand, and Purchaser, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant’s ultimate determination with respect to the amount of the Closing Working Capital. The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the Parties. In no event shall the Arbitrating Accountant award either Party consequential, incidental or punitive damages. Purchaser and the Company shall make all books, records and work papers reasonably requested by the Arbitrating Accountant in connection with the resolution of the item(s) disputed hereunder available to the Arbitrating Accountant. The Closing Working Capital as determined pursuant to the terms of this Section 1.6 shall be deemed the “Final Working Capital” for purposes of this Agreement.

(e) Purchaser shall use commercially reasonable efforts to collect all Receivables during the Post-Closing Collection Period and employ no less efforts to collect each Receivable than employed by the Company and its Subsidiaries prior to the Closing. In these regards, Purchaser will submit to the studio for reimbursement any uncollected Receivable that would have been submitted to the studio for reimbursement under the process employed by the Company and its Subsidiaries prior to Closing and Purchaser shall use commercially reasonable efforts to obtain such reimbursement employing no less efforts than employed by the Company and its Subsidiaries prior to the Closing. Any amounts received by Purchaser (or the Company but paid over to Purchaser pursuant to Section 5.8(b)) as payment of an account receivable (whether or not the amount is specified to be paid to any specific accounts receivable) will be applied to the oldest invoice or amounts due, except to the extent the customer disputes the prior invoice or amount due or has specified otherwise.

(f) No later than the end of May and August 2015, Purchaser shall deliver to the Company a statement (“Quarterly Balance Statement”) that sets forth each collected Receivable included in Final Working Capital, the balance of uncollected Receivables included in Final Working Capital and a new calculation of Final Working Capital based on the amounts of Receivables actually collected through April 30 and July 31, 2015, respectively, rather than the amount of Receivables as of the Closing Date (the “Updated Working Capital”). If the amount of Updated Working Capital set forth on the Quarterly Balance Statement exceeds the Estimated Working Capital Payment plus all amounts previously paid under this Section 1.6(f), then Purchaser shall pay to the Company an amount equal to the difference between the Updated Working Capital and Estimated Working Capital Payment plus all amounts previously paid under this Section 1.6(f). If after the Post-Closing Collection Period, the Final Updated Working Capital (as defined below) is less than the Estimated Working Capital Payment, then the Company shall pay to Purchaser an amount equal to the difference between Estimated Working Capital Payment and Final Updated Working Capital. The amount to be included as Owned Inventory in the Final Updated Working Capital will be equal to the aggregate amount received by Purchaser during the time period beginning February 1, 2015, and ending July 31, 2015, inclusive, from the sale or other disposition of the items that were in Owned Inventory as of the Closing Date.

(g) Purchaser shall cause its employees to assist the Company and its representatives in review of Quarterly Balance Statements and the calculation of Updated Working Capital and shall provide the Company and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Purchaser and its Affiliates for such purpose. If the Company delivers a Dispute Notice to Purchaser within 30 days after receiving the final Quarterly Balance Statement and Updated Working Capital, then the Company and Purchaser will follow the procedures set forth in Section 1.6(d) to resolve any dispute. The last calculation of Updated Working Capital delivered by Purchaser after the end of the Post-Collection Period, if the Company does not timely deliver a Dispute Notice, or the last calculation of Updated Working Capital as adjusted and finally determined under the Section 1.6(d) procedures if the Company delivers a Dispute Notice, will be the “Final Updated Working Capital.”

Section 1.7 Certain Costs; Tax Matters.

(a)The Company and Purchaser shall be responsible for, and shall each pay 50% of, all applicable sales Taxes, use Taxes and transfer Taxes (including recording Taxes, stamp Taxes and any similar Taxes arising upon the transfer of tangible, intangible or real property or interests therein) that may become due and payable as a result of the sale, transfer and delivery of the Purchased Assets, whether levied on Purchaser or on the Company. Purchaser and the Company shall, upon request of the other, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any such Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(b)At or after the Closing, any real or personal property taxes or similar ad valorem taxes relating or attributable to the Purchased Assets shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated herein. The Company shall be responsible for that portion of such amounts relating to the period on or prior to the Closing Date and Purchaser shall be responsible for that portion of such amounts relating to the period after the Closing Date.

(c)The Company and Purchaser shall cooperate as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns and any audit, judicial or administrative proceeding, in each case, with respect to Taxes relating to the Purchased Assets or the PPT Business. Such cooperation shall include the provision of records and information reasonably relevant to any Tax Return or such audit, judicial or administrative proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, in no case shall the Company be obligated to provide any Tax Return of the Company or any Affiliates of the Company to Purchaser.

(d)Any payment under Article VI of this Agreement shall be treated by the parties for all Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

Section 1.8 Allocation of the Purchase Price.

(a) Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Company for the Company’s review and approval (not to be unreasonably withheld, conditioned or delayed) a statement (the “Allocation Statement”) allocating, for tax purposes, the Purchase Price and any other items, including the Assumed Liabilities, that are treated as additional purchase price for tax purposes among the Purchased Assets. The Allocation Statement shall be prepared reasonably and in good faith in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b) The Company shall cooperate as and to the extent reasonably requested by the Purchaser in connection with the preparation of the Allocation Statement. Such cooperation shall include the provision of records and information reasonably relevant to the Allocation Statement and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) The parties hereby agree to (i) be bound by the Allocation Statement, (ii) act in accordance with the Allocation Statement in connection with the preparation, filing and audit of any Tax Return (including, without limitation, in the filing of IRS Form 8594 and any other corresponding Tax forms), and (iii) take no position inconsistent with the Allocation Statement for any Tax purpose (including, without limitation, in any audit, judicial or administrative proceeding) unless otherwise required by applicable Law or pursuant to the good faith resolution of a Tax contest.

ARTICLE II
CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES
Section 2.1 Time and Place of Closing. The closing of the Contemplated Transactions (the “Closing”) will occur remotely via electronic (.pdf) delivery of executed Transaction Documents, commencing at 9:00 a.m. local time in Portland, Oregon on the date of this Agreement (the “Closing Date”). The Closing will be effective as of 11:59 p.m. local time on the Closing Date.

Section 2.2 Conditions to Closing Obligations of the Company. The obligation of the Company to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of Purchaser. Purchaser has delivered all of the agreements, documents and instruments required under Section 2.5 to be delivered by Purchaser before or at the Closing.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in the aggregate in all respects as of the Closing Date.

(c) Obligations of Purchaser. Purchaser has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions under this Agreement that are to be performed, complied with and fulfilled by Purchaser before or at the Closing.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party that is reasonably likely to result in a judgment that could prevent, unwind or impose material limitations or conditions on the Contemplated Transactions.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) Stock Purchase Agreement Closing. Each of the conditions to closing the transactions contemplated by the Stock Purchase Agreement shall have been satisfied or waived in writing.

Section 2.3 Conditions to Closing Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of the Company. The Company has delivered all of the agreements, documents and instruments required under Section 2.4 to be delivered by the Company before or at the Closing.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the Closing Date.

(c) Obligations of the Company. The Company has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions of the Company under this Agreement that are to be performed, complied with and fulfilled by the Company before or at the Closing.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party that is reasonably likely to result in a judgment that could prevent, unwind or impose material limitations or conditions on the Contemplated Transactions.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

Section 2.4 Closing Deliveries of the Company. At the Closing, the Company will deliver to Purchaser:

(a) a transition services agreement in the form of Exhibit C (the “Transition Agreement”), executed by the Company;

(b) the license agreements in the form of Exhibit D-1 and Exhibit D-2 (the “License Agreements”), executed by the Company;

(c) a certificate of the Company signed by an executive officer of the Company certifying that the conditions set forth in Section 2.3(b) and Section 2.3(c) above have been satisfied;

(d) a certificate of the Secretary of the Company, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company and each Seller Subsidiary (other than the Primary Selling Subsidiary and 1026427 B.C. LTD.), as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company executing this Agreement and each Transaction Document on behalf of the Company and each Seller Subsidiary;

(e) a certificate of the Secretary of the Primary Selling Subsidiaries, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Primary Selling Subsidiary and 1026427 B.C. LTD., as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Primary

Selling Subsidiary authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Primary Selling Subsidiary executing this Agreement and each Transaction Document on behalf of the Primary Selling Subsidiary;

(f) certificates of good standing for the Company issued by the secretary of state of the state of incorporation or formation of the Company;

(g) a bill of sale in the form of Exhibit E, executed by the Company (“Bill of Sale”);

(h) an Assignment and Assumption Agreement in the form of Exhibit F (the “Assignment and Assumption Agreement”), executed by the Company;

(i) a Real Estate License Agreement between the Company and Purchaser with respect to the facility currently used by the PPT business, which facility sharing agreement shall be in the form of Exhibit G (the “Real Estate License Agreement”);

(j) all other separate assignments for the interests in LRC Oregon, Vobile Home Entertainment LLC and 1026427 B.C. LTD., any intangible Purchased Assets necessary, proper or advisable to record the transfer of such Purchased Assets with any applicable Governmental Authority, lessor or other Person with whom such assignments must be filed, it being understood and agreed that the shares of 1026427 B.C. LTD shall be transferred to Parent rather than Purchaser;

(k) releases of Encumbrances other than Permitted Encumbrances on the Purchased Assets; and

(l) a FIRPTA certificate, certifying that the Company and each Seller Subsidiary that is transferring any U.S. real property interest within the meaning of Code § 897(c) is a Person not subject to withholding under the Foreign Investment in Real Property Tax Act of 1980, 26 U.S.C. § 897, et. Seq.

Section 2.5 Closing Deliveries of Purchaser. At the Closing, Purchaser will deliver to the Company the following (each in a form and substance reasonably satisfactory to the Company):

(a) the Cash Amount in accordance with Section 1.5;

(b) the Transition Agreement, executed by Purchaser;

(c) the License Agreements, executed by the Purchaser;

(d) a certificate of Purchaser signed by an executive officer of Purchaser certifying that the conditions set forth in Section 2.2(b) and Section 2.2(c) above have been satisfied;

(e) a certificate of the Secretary of Purchaser, certifying that attached thereto are true and complete copies of (i) the Governing Documents of Purchaser, as amended through and in effect on the Closing Date, and (ii) Board of Directors’ resolutions authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of Purchaser executing this Agreement and each Transaction Document on behalf of Purchaser;

(f) a certificate of good standing of Purchaser issued by the California Secretary of State;

(g) the Real Estate License Agreements, executed by Purchaser;

(h) the Assignment and Assumption Agreement, executed by Purchaser;

(i) stock certificates representing the Stock Amount; and

(j) the Promissory Note, executed by Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the disclosure schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” the Company represents and warrants to Purchaser as follows as of the date hereof and as of the

Closing Date:
Section 3.1 Organization/Governing Documents. The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the PPT Business. All jurisdictions in which the Company is qualified as a foreign corporation are disclosed in Section 3.1 of the Disclosure Schedule. Purchaser has been provided with access to complete copies of the Company’s Governing Documents. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to the PPT Business or any Purchased Asset.

Section 3.2 Power and Authority. The Company has all necessary corporate power and authority to conduct its business as currently conducted. The PPT Business is conducted, and the Purchased Assets are all owned, by the Company and the Seller Subsidiaries listed on Section 3.2 of the Disclosure Schedule and not by any other Subsidiary of the Company. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”). The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate and shareholder action in accordance with applicable Law and the Governing Documents of the Company and any Primary Selling Subsidiary. No vote of Company’s shareholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 3.3 Subsidiaries. Each Seller Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Seller Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the PPT Business. Each Seller Subsidiary has full corporate power and authority to (i) carry on the businesses in which such Subsidiary is engaged, (ii) own and use the properties owned and used by such Subsidiary and (iii) execute, deliver and perform its obligations under these Seller Documents. Each Seller Subsidiary is wholly-owned by the Company or a wholly-owned Subsidiary of the Company.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and each Seller Subsidiary and will constitute a valid and legally binding obligation of the Company and each respective Seller Subsidiary, enforceable against the Company and each Seller Subsidiary in accordance with its terms. Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and respective Seller Subsidiary and will constitute valid and legally binding obligations of the Company and the respective Seller Subsidiary, enforceable against the Company and the respective Seller Subsidiary in accordance with their respective terms.

Section 3.5 Consents. Other than as described in Section 3.6 below, no consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or consent, authorization, or approval of, or filing, declaration or registration with, or notification with any other Person is required for the Company’s or any Seller Subsidiary’s execution and delivery of the Seller Documents or consummation of the Contemplated Transactions.

Section 3.6 No Conflicts. Neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company or any Seller Subsidiary will (a) conflict with or result in a breach of or default under any term, condition or provision of or require a notice, consent or approval under (i) the Company’s Governing Documents or any Seller Subsidiary’s Governing Documents, (ii) any Law or Order to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, or (iii) any Seller Contract, (b) result in the creation of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances, (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Seller Contract, (d) violate any “no shop” or any exclusivity agreement entered into with any Person or any option, right of first refusal, right of first offer, right of first negotiation, pre-emptive right or other similar right of any Person with respect to the sale of the PPT Business or any of the Purchased Assets, (e) result in the imposition of any restrictions on the Purchased Assets or the conduct of the PPT Business or (f) result in a triggering event or distribution of rights under any rights agreement.

Section 3.7 Financial Statements.

(a) Section 3.7 of the Disclosure Schedule contains the unaudited statement of assets acquired and liabilities assumed as at December 31, 2014 and unaudited statements of revenues and direct expenses for the PPT Business for the years ended March 31, 2014 and March 31, 2013 (the “PPT Financial Statements”) and nine months ended December 31, 2014 (the “Interim Financial Statements”). The PPT Financial Statements and the Interim Financial Statements were compiled in accordance with GAAP throughout the periods covered thereby and fairly present in all material respects the results of operations of the PPT

Business presented therein for the periods covered thereby; provided, however, that the PPT Financial Statements and the Interim Financial Statements do not contain allocations of corporate or administrative overhead and are not a substitute for financial statements prepared in accordance with GAAP.  The Company and each of its consolidated Subsidiary’s books, accounts and records are, and have been, maintained in accordance with GAAP and properly reflect all material transactions of the PPT Business entered into by the Company and the Subsidiaries, on a consolidated basis.

(b) The Company maintains, and has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the PPT Business; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the PPT Business that could have a material effect on the PPT Financial Statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2013, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of March 31, 2014. Since April 1, 2014, none of the Company or any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries; (B) any illegal act or fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c) Set forth on Section 3.7(c) of the Disclosure Schedule is a list of off-balance sheet obligations or commitments of the Company or any Subsidiary relating to the PPT Business, including the dollar amount and brief description of each the commitment as of the date of this Agreement.

Section 3.8 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability that would constitute an Assumed Liability hereunder or to which Purchaser would become subject under applicable Law that is required by GAAP to be disclosed on a balance sheet, other than as disclosed in the PPT Financial Statements or incurred by the Company or Seller Subsidiary after the date of the Interim Financial Statements in the Ordinary Course of Business.

Section 3.9 Title to Assets; Subsidiary Shares.

(a) The Company and the Seller Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Purchased Assets (excluding any Intellectual Property covered by Section 3.21) free and clear of all Encumbrances other than Permitted Encumbrances, other than properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Financial Statements. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered.

(b) All issued and outstanding equity interests of LRC Oregon Inc., Vobile Home Entertainment LLC and 1026427 B.C. LTD (the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrance, preemptive rights and put or call rights created by Law, the Governing Documents or any Contract to which the Company is a party. All Subsidiary Shares were issued in compliance with all applicable federal, state or provincial securities Laws. As a result of the Contemplated Transactions, Purchaser will be the sole record and beneficial holder of all issued and outstanding Subsidiary Shares and all rights to acquire or receive any Subsidiary Shares, whether or not such Subsidiary Shares are outstanding.

(c) 1026427 B.C. LTD owns all of the Purchased Assets of the Company and its Subsidiaries located in Canada, including Seller Contracts with Canadian counter-parties.

Section 3.10 Sufficiency and Condition of Assets. The Purchased Assets include all assets, including all tangible personal property and intangible property and rights, necessary for Purchaser to conduct the PPT Business immediately after Closing in substantially the same manner as currently conducted by the Company and Seller Subsidiaries, taking into account (A) matters and services provided for in the Real Estate License Agreement and the Transition Agreement and (B) the license of Licensed Intellectual Property Assets from the Company to Purchaser under the License Agreements. Except for the Purchased Intellectual Property Assets, the Intellectual Property licensed to Purchaser in the License Agreements, and the “Transition

Software” (as defined in the Transition Agreement) licensed to Purchaser or used by the Company for Purchaser under the Transition Agreement during the periods specified in the Transition Agreement, there is no Intellectual Property that is necessary for the Company to conduct its business as currently conducted. Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Purchased Assets include all assets, including all tangible personal property and intangible property and rights of the Company and its Subsidiaries, primarily used in the PPT Business. The Tangible Personal Property included in the Purchased Assets (a) are in reasonably good operating condition and repair (normal wear and tear excepted), suitable for the uses intended therefore, and (b) have been maintained in accordance with the normal practice of the Company. All Tangible Personal Property (excluding Owned Inventory) is located at the locations set forth on Section 3.10(b) of the Disclosure Schedule.

Section 3.11 Inventory. All Owned Inventory consists of items of a quantity and quality historically saleable in the Ordinary Course of Business. Section 3.11 of the Disclosure Schedule contains a location of all Owned Inventory, whether such Owned Inventory is new or used, except for Owned Inventory in transit in the Ordinary Course of Business.

Section 3.12 Receivables. All of the Receivables represent valid obligations of customers arising from bona fide transactions in the Ordinary Course of Business prior to the Closing Date.

Section 3.13 Product Liability/Warranty. Each Product that has been sold, licensed or distributed by any of the Company or Seller Subsidiary to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty and with all applicable Laws; and was free of any design defects or other defects or deficiencies at the time of sale.

Section 3.14 Insurance. The Company maintains customary and reasonable insurance covering the Purchased Assets and PPT Business.

Section 3.15 Permits. Section 3.15 of the Disclosure Schedule contains a complete and accurate list of all Permits as of the date of this Agreement, the failure to have which would reasonably be expected to have a material and adverse effect on the PPT Business. All such Permits (a) have been applied for, are pending by or have been issued or given to the Company or a Subsidiary and no other Person, and (b) together constitute all Permits that are required for the Company and the Seller Subsidiaries to conduct the PPT Business as currently conducted taking into account matters covered by the Transition Agreement, License Agreements and Real Estate License Agreement. The Company and each of the Seller Subsidiaries is in compliance in all material respects with each Permit. Purchaser has been provided with access to complete copies of all such Permits in the Dataroom.

Section 3.16 Conduct of Business. Since November 30, 2014, the Company has caused the PPT Business to be conducted only in the Ordinary Course of Business, and used its commercially reasonable efforts to preserve substantially intact the organization of the PPT Business, substantially keep available the services of the PPT Employees and PPT Service Providers and substantially preserve the current relationships of the PPT Business with customers, suppliers and other Persons with which the PPT Business has material business relation.

Section 3.17 Contracts.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule:
(i)each Seller Contract set forth on Schedule 1.1(g)(i) is a valid and binding agreement of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms;

(ii)the Company or the applicable Subsidiary is not in material breach of or default under any Seller Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances;

(iii)to the Knowledge of the Company, no other Person party to any Seller Contract has breached in any material respect any provision, or is in material default under, any Seller Contract;

(iv)the Company or the applicable Subsidiary has not, at any time since January 1, 2014, received any written notice or other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the Seller Contracts by the Company or Seller Subsidiary;

(v)there are no pending renegotiations of any of the Material Seller Contracts and since January 1, 2014 the Company or the applicable Subsidiary has not received written notice from any Person party to any Material Seller Contract regarding the termination, cancelation or material change to the terms of, any such Material Seller Contract; and

(vi)the PPT Business does not rely upon or use rights under any Material Seller Contract that has expired or been terminated.

For the purposes of this Section 3.17, Material Seller Contract means each of the Seller Contracts with studios and the top 10 customer Seller Contracts during 2014, distribution agreements, point-of-sale agreements and each other Seller Contract (other than with studios or customers) that is material to the PPT Business. Each Material Seller Contract and form of contract with retailers listed or referenced in the Disclosure Schedule has been provided to Purchaser in the Dataroom as of the date of this Agreement.
Section 3.18 Employees.

(a) Section 3.18(a) of the Disclosure Schedule contains as of January 29, 2015 a complete and accurate list of the employees of the Company and Seller Subsidiaries who devote a predominant amount of their work time to the PPT Business (“PPT Employees” and each a “PPT Employee”) identifying the employing entity (whether the Company or a Seller Subsidiary; in either case the “Seller Employer”), the primary work location of the PPT Employee, their respective position, service date and salary or wage rate as of December 31, 2014. As of January 1, 2015, no PPT Employee has given written notice terminating his or her employment with a Seller Employer, or with the Purchaser subsequent to Closing. Except as set forth in Section 3.18(a) of the Disclosure Schedule, since January 1, 2015, no employee of the Company or Seller Subsidiary who devoted a predominant amount of his or her work time to the PPT Business terminated or moved to job functions outside of the PPT Business.

(b) Section 3.18(b) of the Disclosure Schedule contains an accurate list of all independent contractors of the Company and Seller Subsidiaries who provide services (other than general and administrative services) to the PPT Business for or on behalf of the Company or any Seller Subsidiary (“Service Providers”), identifying the PPT Service Provider’s name and primary work location. The Persons required to be set forth on Section 3.18(b) of the Disclosure Schedule along with the Persons providing corporate, general and administrative services used in or related to the PPT Business for or on behalf of the Company or any Seller Subsidiary, are referred to herein as the “PPT Service Providers.” There is no Service Provider who provides a significant function to the PPT Business who is not listed as a PPT Service Provider.

(c) No Seller Employer is party or subject to any collective bargaining agreement, or other Contract with a Labor Organization with respect to PPT Employees, nor is any such agreement pending or presently being negotiated, nor is there any duty on the part of the Company or any Seller Subsidiary to bargain with, consult with, or obtain the approval of, any Labor Organization or labor-related Governmental Authority prior to the execution of this Agreement or as a condition to closing the Contemplated Transactions. There is no pending or, to the Knowledge of the Company, threatened, with respect to the PPT Employees: (i) strike, slowdown, picketing, work stoppage, boycott, lockout, job action, labor dispute, (ii) charge, grievance proceeding or other claim against or affecting any Seller Employer pertaining to labor relations or employment matters, asserted by an PPT Employee or any Labor Organization, or pending before any Governmental Authority, (iii) union organizing activity, or (iv) question concerning representation or application for certification of a collective bargaining agent.

(d) No Seller Employer is delinquent in payments to the PPT Employees, to PPT Former Employees, or to PPT Service Providers, for any wages (including overtime pay), salaries, commissions, bonuses or other compensation and there is no pending PPT Employee or PPT Service Provider claim against any Seller Employer and to the Knowledge of the Company, no PPT Employee or PPT Service Provider has threatened to make a claim. Each Seller Employer has made all required payments to the relevant unemployment compensation reserve account or national insurance account with the appropriate Governmental Authorities with respect to the PPT Employees (and, insofar as applicable, the PPT Service Providers) and such accounts have positive balances.

(e) The employment of each PPT Employee is terminable at will without cost to any Seller Employer other than reimbursements for business expenses, and payments of accrued salaries, wages and vacation pay and severance.

(f) No Seller Employer has incurred any obligation or Liability under the WARN Act or any similar Laws that remains unsatisfied, nor shall any terminations of PPT Employees on or prior to the Closing Date result in any obligation or Liability under any Law, or under the WARN Act or any similar Laws, Seller Employee Benefit Plans or other Contracts.

Section 3.19 Employee Benefits.

(a) None of the Company and its ERISA Affiliates sponsors, maintains or otherwise contributes to, or at any time during the six (6) year period preceding the Closing Date has sponsored, maintained or contributed to, or has any Liability with respect to any Seller Employee Benefit Plan that is a “defined benefit plan” as defined in ERISA § 3(35) or that is subject to ERISA Title IV and pursuant to which any PPT Employee is a beneficiary.

(b) None of the Company and its ERISA Affiliates contributes to, has any obligation to contribute to, or at any time during the six (6) year period preceding the Closing Date has sponsored, maintained or contributed to, or has any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to any “multi-employer plan” as defined in ERISA § 3(37) pursuant to which any PPT Employee is a beneficiary.

(c) Neither the Company nor any of its ERISA Affiliates has any Liability as a result of the failure to comply with the requirements of Code § 4980B and ERISA § 601 et seq. (collectively, “COBRA”).

(d) There are no pending or, to the Company’s knowledge, threatened claims, lawsuits, audits or other actions against any Seller Employee Benefit Plan by any employee or beneficiary covered under any Seller Employee Benefit Plan or otherwise involving any Seller Employee Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings).

(e) Except as disclosed in Section 3.18(e) of the Disclosure Schedule, consummation of the Contemplated Transactions will not (i) entitle any PPT Employee, or any PPT Former Employee to severance pay, pay in lieu of notice or any similar payment or (ii) accelerate the time of payment or vesting (other than as required by Section 411(d)(3) of the Code), or increase the amount of any compensation due to, or in respect of, any PPT Employee, or any PPT Former Employee.

Section 3.20 Real Estate.

(a) Neither the Company nor any Subsidiary owns any real estate used in the PPT Business or is affiliated with, or has an economic interest in, the other party to any lease or sublease for real estate used in the PPT Business, other than such real estate subject to the Real Estate License Agreement (the “Facilities”). The terms and conditions of the leases or subleases to the Facilities (the “Facility Leases”) are as set forth in the written leases and subleases available to Purchaser in the Dataroom, without any modification of any kind. Other than such Facility Leases, there are no agreements, leases, tenancies, guaranties, licenses or assignments with respect to any real property or premises which would become an obligation or be binding upon or enforceable against Purchaser after Closing. There are no disputes between the Company and any other party with respect to any Facility Leases. Neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Facility Lease. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Facilities or any portion thereof or has collaterally assigned or granted any other Encumbrance (other than Permitted Encumbrances) in such Lease or any interest therein.

(b) To the Company’s Knowledge, there are no (i) challenges or appeals pending, or threatened regarding the amount of the Taxes on, or the assessed valuation of, the Facilities, and neither the Company nor any Subsidiary has entered into any special arrangements or agreements with any Governmental Authority with respect thereto, or (ii) condemnation proceedings pending or threatened with respect to the Facilities.

Section 3.21 Seller Intellectual Property.

(a) Section 3.21(a) of the Disclosure Schedule identifies: (i) each item of Registered IP used primarily in the PPT Business in which the Company or any Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the owner(s) thereof, registration, issuance, grant, serial, and application or other identifying number, filing, registration, issuance, grant, renewal, and expiration date, and title, as applicable; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. Section 3.21(a) of the Disclosure Schedule describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to file, prosecute and maintain each such item of Registered IP that is included as Owned Intellectual Property Assets (“Required Actions”). Except as disclosed in Section 3.21(a) of the Disclosure Schedule, the Company has taken all action necessary to file, prosecute and maintain all Registered IP in full force and effect as of the date hereof and all Patent Rights included in the Registered IP are valid. No such Registered IP is or has in the last five years been involved in any inventorship challenge, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any Registered IP listed on Section 3.21(a) of the Disclosure Schedule is being or has been contested or challenged, or the Company’s or any Subsidiary’s ownership or right to exploit is being contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP.

(b) The Company or a Seller Subsidiary has good, valid, unexpired and enforceable title (free and clear of all Encumbrances) to all Owned Intellectual Property Assets and holds title of the Owned Intellectual Property Assets in the name of the Company or the applicable Seller Subsidiary (with all prior assignments of ownership recorded in the case of any Registered IP). The Owned Intellectual Property Assets are not subject to a mortgage, trust deed, chattel mortgage, security agreement, financing statement or other similar instrument. The Company’s or the Subsidiary’s rights as a licensee with respect to each item of the Licensed Intellectual Property Assets are legal, valid, binding, enforceable and in full force, and free and clear of all Encumbrances. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. Notwithstanding anything in this Section 3.21(b), nothing in this Section 3.21(b) will be deemed to be or construed as a representation or warranty, express or implied, regarding non-infringement, misappropriation, dilution or unauthorized use or disclosure of any Third Party’s Intellectual Property, which is addressed solely in Section 3.21(f).

(c) Except as disclosed in Section 3.21(c) of the Disclosure Schedule, the Company and its Subsidiaries have taken all reasonable measures against unauthorized disclosure, to protect, preserve and maintain its rights, title and interests in and to all Owned Intellectual Property Assets, and the secrecy and confidentiality of all trade secrets and other material confidential information owned or controlled by the Company or its Subsidiaries necessary to enable operation of the PPT Business as now being conducted.

(d) Neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will conflict with, alter or impair, the validity, enforceability, use or right to use by Purchaser or its Affiliates, ownership, priority, duration, scope or effectiveness of any such Owned Intellectual Property Assets, result in any Third Party being granted rights of access to, use of, or the placement in or release from escrow of, or otherwise trigger any additional payment obligations with respect to any Purchased Intellectual Property Assets.

(e) Section 3.21(e)(i) of the Disclosure Schedule identifies each Contract pursuant to which any Licensed Intellectual Property Asset is or has been licensed, sublicensed, sold, assigned, or otherwise conveyed or provided to the Company. Section 3.21(e)(ii) of the Disclosure Schedule lists each Contract containing any license, sublicense, permissions or covenant not to sue relating to any Purchased Intellectual Property Assets, which the Company or any Subsidiary has granted or agreed to grant (by way of an option or other commitment), excluding (A) non-disclosure agreements, but only if the licenses, sublicenses, permissions and covenants not to sue specified therein are limited to non-commercial rights, and (B) implied licenses granted as the result of commercial sales of Products.

(f) There is not as of the date hereof, and has not been during the past five (5) years, any material infringement (including inducing, contributory or vicarious infringement), misappropriation, dilution or unauthorized use or disclosure by the Company or any Subsidiary of any Third Party’s Intellectual Property relating to the Purchased Assets or the PPT Business. No Person has asserted any claim in writing regarding the use of, or challenging or questioning the Company’s or any Subsidiary’s right or title in, any of the Purchased Intellectual Property Assets or alleging infringement or misappropriation of any Purchased Intellectual Property Assets. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Purchased Intellectual Property Assets. This Section 3.21(f) is the only representation and warranty by the Company with respect to infringement (including inducing, contributory or vicarious infringement), misappropriation, dilution or unauthorized use or disclosure by the Company or any Subsidiary of Third Party Intellectual Property.

(g) To the Company’s Knowledge, no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating any Purchased Intellectual Property Assets. The Company has not notified any Person of any actual or suspected infringement or misappropriation of any Purchased Intellectual Property Assets.

(h) All PPT Service Providers are a party to a “work-for-hire” and/or other agreements with the Company or a Subsidiary that has accorded the Company or a Subsidiary all rights of such Person in all Purchased Intellectual Property Assets arising from their respective work, services and/or relationship with or for Company or a Subsidiary.

(i) Section 3.21(i) of the Disclosure Schedule contains a complete and accurate list of all Seller Software identifying the Software, and a description of any third party intellectual property incorporated or necessary for the use of the Seller Software as currently used. There are no material defects in the Seller Software as currently used by the Company or any Subsidiary and there are no material errors in any design documentation relating to the Seller Software.

(j) The source code for all Seller Software has been documented in a professional manner that is both: (i) consistent with reasonable conventions in the software industry; and (ii) sufficient to independently enable the PPT Employees to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Seller Software.

(k) Except as disclosed in Section 3.21(k) of the Disclosure Schedule, no Product or Seller Software contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or

(ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Purchaser or its Subsidiaries to use or distribute any Product.

(l) The Company and each Subsidiary has taken reasonable steps to safeguard the information technology systems utilized in the Seller Software, including the implementation of procedures to ensure that such systems are free from disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by a Third Party. To date, there have been no successful unauthorized intrusions or breaches of the security of such systems.

(m) Neither the Company nor any Subsidiary is or has, in the last five years, been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any Subsidiary to grant or offer to any other Person any license or right to any Owned Intellectual Property Assets (including Seller Software).

Section 3.22 Taxes.

(a) The Company (with respect to income Taxes relating to the Purchased Assets or the PPT Business) has timely filed all income Tax Returns and other material Tax Returns that it was required to file. All such Tax Returns (to the extent relating to the Purchased Assets or the PPT Business) were, in all material respects, complete, accurate and prepared in compliance with all applicable Laws. All Taxes payable by the Company (with respect to income Taxes relating to the Purchased Assets or the PPT Business), whether or not shown on any Tax Return, have been paid in full. The Company (with respect to income Taxes relating to the Purchased Assets or the PPT Business) currently is not the beneficiary of any extension of time within which to file any Tax Return, other than an extension which is granted automatically under applicable Law. No claim has ever been made by an authority in a jurisdiction where the Company (with respect to income Taxes relating to the Purchased Assets or the PPT Business) does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

(b) There is no presently outstanding dispute or claim concerning any Liability for Taxes of the Company relating to the Purchased Assets or otherwise on account of the PPT Business claimed or raised in writing by any Governmental Authority. There is no pending or, to the knowledge of the Company, threatened or anticipated audits or other investigations in respect of Taxes of the Company relating to the Purchased Assets or otherwise on account of or related to the PPT Business.

(c) The Company (with respect to income Taxes relating to the Purchased Assets) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect.

Section 3.23 Litigation. Neither the Company nor any Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the Purchased Assets or the PPT Business. Section 3.23 of the Disclosure Schedule contains a complete and accurate list of each action, suit, proceeding, hearing, or investigation of, in, or before (or, to the Knowledge of the Company, is threatened to be brought before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or, to the Knowledge of the Company, is threatened to be brought before) any arbitrator, (i) against the Company, any Subsidiary or any of their respective directors, officers and shareholders that is related to the PPT Business, (ii) with respect to or affecting (a) the Purchased Assets or Assumed Liabilities or (b) the operations, assets, business or financial condition of the PPT Business, or (iii) related to the consummation of Contemplated Transactions. No notice, citation, inquiry or complaint is pending against or threatened against the Company or any Subsidiary alleging any violation of or material Liability under any Environmental Law or Environmental Permit with respect to the PPT Business.

Section 3.24 Compliance with Laws.

(a) Neither the Company nor any Subsidiary is, or during the past three years, has been in material violation of, delinquent under or being investigated for material violation of any Law, Order or Permit (i) relating to the PPT Business or the Purchased Assets or Assumed Liabilities or (ii) to which the any of the Purchased Assets, personnel of the PPT Business, business activities relating to the PPT Business are subject. Neither the Company nor any Subsidiary has received any notices of such violations, delinquency or investigations. The Company and each Subsidiary have complied at all times in all material respects with all of the Company Privacy Policies and with all applicable Law pertaining to privacy, User Data, or Personal Data.

(b) The PPT Business has at all times conducted in all material respects its export transactions in accordance with all applicable U.S. export and re-export controls, including the United States Export Administration Act and Export Administration Regulations, the International Traffic in Arms Regulations, and Foreign Assets Control Regulations, other U.S. economic sanction requirements and customs regulations and all other applicable import/export controls in other countries in which the Company and Subsidiaries conduct PPT Business, including obtaining all Export Approvals (ii) the Company and the Subsidiaries are in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or any activities requiring Export Approvals.

Section 3.25 Business Continuity. None of the information technology systems, PPT Business Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and/or any Subsidiary in the conduct of the PPT Business and that constitute Purchased Assets (collectively, the “Systems”) have, in the past twelve (12) months, caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any Subsidiaries.

Section 3.26 Certain Business Practices. The Company and its, and the PPT Business’s employees or other representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or paid or paying any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; or (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

Section 3.27 Brokers. Neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

Section 3.28 Knowledge. For purposes of this Agreement, “Knowledge” means, with respect to the Company, the actual knowledge of David Chemerow, Tim Erwin and Tom Guilford of a particular activity, event, fact, circumstance or condition. Each of the individuals named in the immediately preceding sentence have made due inquiry of the Company and Subsidiary personnel having oversight of such particular activity, event, fact, circumstance or condition.

Section 3.29 Complete Disclosure. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith, when considered with the Asset Schedules and Disclosure Schedule, in light of the circumstances in which they are made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:
Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

Section 4.2 Power and Authority. Purchaser has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”). The execution, delivery and performance by Purchaser of the Transaction Documents have been duly authorized by all requisite corporate and stockholder action in accordance with applicable Law and the Purchaser’s Governing Documents. No vote of Purchaser’s stockholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

Section 4.4 Consents. No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.5 No Conflicts. Neither Purchaser’s execution and delivery of the Purchaser Documents nor Purchaser’s consummation of the Contemplated Transactions will conflict with or result in a breach of any provision of Purchaser’s Governing Documents or any Law or Order to which Purchaser is party or by which Purchaser is bound. Purchaser is not a party to or bound by any Contract under which (a) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, right to terminate, amend or modify, abandon or refuse to perform the Contract (with or without notice or the passage of time,) or (b) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.6 Financing. Purchaser has the cash readily available to pay the cash portion of the Purchase Price.

Section 4.7 Tax Matters.

(a) Parent is not and has not at any time been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a United States corporation under Section 7874(b) of the Code, and was not created or organized in the United States such that Parent would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(b) Parent is, and has been at all times since its formation, classified as a corporation for United States federal (and applicable state and local) income Tax purposes.

Section 4.8 Brokers. Neither Purchaser nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Further Assurances. After the Closing, each Party will take all further actions and execute and deliver all further documents after the Closing that are necessary to (a) transfer and convey the Purchased Assets to Purchaser on the terms herein contained, or (b) consummate the Contemplated Transactions. If after the Closing any party determines that an asset was transferred at the Closing that was not intended to be transferred or that was not transferred but was intended to be transferred (“Misidentified Assets”), the parties will cooperate in good faith to correct the transfer including entering into further licensing arrangements that would have resulted had an asset not been a Misidentified Asset.

Section 5.2 Due Diligence Records. Within five (5) Business Days after the Closing Date, the Company will provide Purchaser with a legible and non-watermarked electronic copy of all documentation included in the Dataroom.

Section 5.3 Transition. After the Closing and until six (6) months after Closing, the Company shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser’s benefit those business relationships of the Company and each of its Subsidiaries existing before the Closing and related to the PPT Business with any lessor, licensor, customer, supplier or other Person having a business relationship (following the Closing, and only for the duration of such business relationship) with the Company or any Subsidiary before the Closing and related to the PPT Business and (b) refer to Purchaser all inquiries relating to the PPT Business.

Section 5.4 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the PPT Business, on the one hand, and each of the Company and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for herein.

Section 5.5 Confidentiality. This Agreement is not intended to supersede or replace the Confidentiality Agreement prior to the Closing. The Confidentiality Agreement will survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms, and the Company and Purchaser will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement until the Closing. Following the Closing, Company shall, and shall cause its representatives, advisors, consultants and affiliates to, keep confidential and not, directly or indirectly, divulge to any person or use for their own benefit, any Confidential Information included in the Purchased Assets other than as permitted under the License Agreements or Transition Agreement, except for disclosures requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, and then only in accordance with the procedure hereinafter described, or otherwise required by Law. In the event that the Company or any Seller Subsidiary or any of their respective representatives, advisors, consultants or affiliates (each a “Seller Party”) is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller Party shall notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party believes in good faith, after consulting with counsel, that it is compelled to disclose any such Confidential Information, such Seller Party may disclose such Confidential Information; provided, however, that such Seller Party shall use its commercially reasonable efforts to obtain, at the written request and cost of Purchaser, an Order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed. The prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Purchaser may have available pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in Law or equity absent this Agreement. Notwithstanding the foregoing, Section 7.1 or anything else in this Agreement to the contrary, the Company may make disclosures it believes in good faith are necessary or appropriate under securities Laws, including stock exchange rules, specifically including without limitation any disclosures in its filings and furnishings with the SEC, in each case without notice to or consent of Purchaser.

Section 5.6 Post-Closing Consents.

(a) To the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset would result in a violation of any applicable Law, would require any Consent or waiver of any Governmental Authority or third Person and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or result in a termination of any Contract. To the extent that any required consents, authorizations, waivers, approvals or acknowledgements with respect to any Purchased Asset, Permit, or Seller Contract identified in the Disclosure Schedule or in a Later Discovered Contract (each a “Consent”) has not been obtained prior to Closing, following a request by Purchaser in writing, the Company shall use commercially reasonable efforts to obtain such Consent for a period of sixty (60) days after the Closing or discovery of a Later Discovered Contract with respect to the Later Discovered Contract (the “Post-Closing Consent Period”). Each Party shall bear its own costs related to obtaining such consents. Pending receipt of any such Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser and the Subsidiaries the benefits of such Purchased Asset.

(b) If such Consent or waiver is obtained during the Post-Closing Consent Period, the Company shall, or shall cause its Seller Subsidiaries to, sell, assign, transfer, convey and license such Purchased Asset, Seller Contract or Later Discovered Contract to Purchaser for no additional consideration.

(c) If during the sixty (60) days following the Closing Date, Purchaser receives a notice of cancellation (which has not been rescinded) from any studio listed on Schedule 5.6 and the studio has not previously provided its consent to assign its applicable Seller Contract with the Company or Seller Subsidiary, the Company shall return $500,000.00 worth of the Stock Amount to the Purchaser (based on its original issue price), subject to a cap of $1,000,000.00. A cancellation notice will not include a protective cancellation given while a replacement contract is being negotiated with Purchaser or a cancellation resulting directly from any action of the Purchaser, other than actions directly relating to the Contemplated Transactions.

Section 5.7 Further Actions.

In the event that there are any Seller Contracts which were not included in the Purchased Assets or the Assumed Liabilities and which were not specifically excluded from the transfers under this Agreement, but which would have been transferred to Purchaser as part of this Agreement but for the fact that such Seller Contract was not discovered until after the Closing or inadvertently was not assigned (each, a “Later Discovered Contract”), to the extent permitted under the terms and conditions of such Later Discovered Contract and under the applicable Laws and subject to Section 5.6, Purchaser and the Company agree to cooperate in assigning to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract. In addition, the Company will and will cause its Affiliates to deliver to Purchaser or its designated Subsidiaries any tangible Purchased Assets that were inadvertently not transferred at Closing.

Section 5.8 Post-Closing Cooperation; Audits of PPT Financial Statements.

(a) No later than ninety (90) days after the Closing Date, the Company will provide to Purchaser an unaudited statement of assets acquired and liabilities assumed and an unaudited statement of revenues and direct expenses for the PPT Business for the fiscal period ended on the Closing Date (the “Closing Abbreviated Financial Statements”).  At any time after receipt of the Closing Abbreviated Financial Statements, but no later than December 31, 2018, Purchaser may request in writing audited carve-out financial statements of the PPT Business to the extent and of the type required by Regulation S-X under the Securities Act in connection with an initial public offering of Purchaser or its Parent and covering the periods reasonably required by the SEC if Purchaser or its Parent were to engage in an initial public offering or if otherwise required by an acquirer in a change-of-control transaction. Purchaser will pay for the costs related to the audit, which will include the fees of an independent accounting firm performing the audit and a good faith allocation of Company administration and support of the audit. The Company will cooperate in obtaining the audit, including making available in a timely manner its books, records and financial personnel to the independent accounting firm.

(b) If the Company or any of its Subsidiaries receives any amounts due to Purchaser as a result of the transfer of the Transferred Assets, including as a result of the payment of a Receivable included in Final Working Capital, the Company shall or shall cause its Subsidiaries to promptly pay to the amount to Purchaser.

Section 5.9 Non-Competition and Non-Solicitation. Following the Closing and until the tenth anniversary of the Closing, the Company or its Affiliates, shall not, directly or indirectly, engage in any business in competition with the PPT Business as it exists on the Closing Date. Until the seventh anniversary of the Closing and to the extent not prohibited by Law, the Company or its Affiliates, without the prior written consent of the Purchaser, shall not, and shall not permit, cause or encourage any of their Subsidiary (a) to, hire as an employee or engage as a consultant any Transferred Employee or (b) to recruit, offer employment, intentionally lure or entice away, or in any other manner intentionally persuade or attempt to persuade, any Person who is a Transferred Employee to leave the employ of the Purchaser or its Affiliates. The foregoing sentence will not preclude general solicitations for employment, contacts by recruiters not performing directed searches or any job notice posted by or with the Company or its Affiliates as long as no Transferred Employee is hired by the Purchaser or its Affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.10 Employee Matters.

(a) The Purchaser has extended offers of employment (each such offer, a “Purchaser Offer”) to each PPT Employee which included salary not less favorable than the salary provided to the offeree by the Company and its Subsidiaries and Affiliates immediately prior to the Closing. Employment pursuant to a Purchaser Offer is contingent, among other requirements stated in the Purchaser Offer reasonably approved by the Company, upon execution of the Purchaser’s form confidentiality and non-disclosure agreement and may include compensation in the form of cash and equity securities of the Parent and other cash compensation. Employees of any Seller Employer who commence employment with Purchaser pursuant to a Purchaser Offer or who transfer to Purchaser pursuant to this Section 5.10(a) shall be referred to herein as “Transferred Employees.” Except for the Transferred Employees listed on Schedule 5.10, who shall start two weeks following the Closing Date, all other Transferred Employees shall start on the first Business Day following the Closing Date. Nothing in this Section 5.10 or elsewhere in this Agreement shall be construed to create a right in any PPT Employee, or in any other employee of the Company or a Seller Subsidiary, to employment with Purchaser. The employment of each Transferred Employee who was a PPT Employee shall be “at will” employment. Purchaser will hire each employee who accepts a Purchaser Offer and meets the contingencies therein, provided that, except as otherwise provided herein or in any individual employment agreement between Purchaser and an PPT Employee, Purchaser will not be obligated to maintain the employment of, or the compensation, benefits, or terms of employment provided in any Purchaser Offer for any specified period thereafter. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote, or demote any Transferred Employee after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, and locations of such Transferred Employee.

(b) Purchaser and its Subsidiaries shall credit all Transferred Employees years employed by Company for determination of all vacation or other paid time off available under Purchaser employment plans or programs for each such Transferred Employee as of the Closing Date.

(c) The Purchaser shall not assume any Liabilities or obligations for the provision of advance notice of employment termination, payment in lieu of notice of termination, severance, or any applicable penalties with respect to Transferred Employees or any other employees of or individuals providing services to the Company or its Seller Subsidiaries under any Law, under the WARN Act or any similar Law, Seller Employee Benefit Plan, policy of the Company or any Seller Subsidiary, or other Contract, arising as a result of the Contemplated Transactions; provided that the Purchaser will not terminate employees so as to trigger WARN.

(d) Purchaser shall have no Liability in connection with the termination by the Company or a Seller Subsidiary of the employment or engagement of any employee of or other Person providing services to the Company or to a Seller Subsidiary, including any PPT Employee or PPT Service Provider.

(e) The Company will be responsible for the payment and satisfaction of (i) all wages and other remuneration due to the PPT Employees and PPT Service Providers with respect to their services to Seller Employers through the Closing Date (including fiscal year 2014 bonus payments, if any), (ii) the provision of health plan continuation coverage for (A) any employee of the Company or any Seller Subsidiary (including any PPT Employee or PPT Service Provider) who terminated or resigned prior to the Closing and did not become a Transferred Employee, and (B) any employee of the Company or any Seller Subsidiary who is not a Transferred Employee and who terminated after the Closing, in each case, in accordance with, and to the extent required by any applicable Law, (iv) all termination or severance payments to any PPT Employee or PPT Service Provider who resigned or was terminated on or prior to the Closing Date and any claims that consummation of the Contemplated Transactions or any measures to be imposed in connection with the Contemplated Transactions constitutes an involuntary termination or constructive termination of the employment of any of PPT Employees or PPT Service Providers, (v) the cash equivalent of all accrued vacation or paid time off earned and unused prior to and through the Closing Date required by applicable Law to be paid at or prior to the Closing, and (vi) all Liabilities arising under claims by the PPT Employees or PPT Service Providers for benefits attributable to periods on or prior to the Closing Date under any Seller Employee Benefit Plan.

(f) Purchaser shall not adopt or assume any Seller Employee Benefit Plan or any obligations thereunder and all Liabilities under such Seller Employee Benefit Plans shall remain the Liability of the Company.

(g) Nothing herein express or implied by this Agreement shall confer upon any PPT Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(h) The Company will pay as if and when required to each Transferred Employee any accrued wages, bonus severance benefits, accrued retirement benefits, accrued or vested vacation or other paid time, and any other accrued compensation for the period up to and through the Closing, and each in accordance with the Seller Employee Benefit Plans;

(i) Until the first anniversary of the Closing, to the extent reasonably requested and as permitted by Law, the Company shall, on request by the Purchaser, provide to the Purchaser such information or documents as the Purchaser may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Transferred Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Closing Date.

(j) Notwithstanding anything else in the Agreement to the contrary, Purchaser will reimburse the Company and its Subsidiaries for all salary which is both earned by and actually paid to Transferred Employees for their services rendered to the Company and its Subsidiaries from February 1, 2015 until February 3, 2015, inclusive, and all associated Taxes either paid by the Company and its Subsidiaries or withheld from the amounts so paid to such Transferred Employees; provided, however, this sentence does not apply to those Transferred Employees who are providing management services to Purchaser under the Transition Agreement. The amounts payable under this Section 5.10(j) will exclude any amounts that result from (a) any termination of employment by the Company or its Subsidiaries as otherwise contemplated by this Agreement, including severance and change of control payments, and (b) any employee benefit plans of the Company or its Subsidiaries other than accrual of PTO or vacation during the period from February 1, 2015 until February 2, 2015. Purchaser pay the Company by wire transfer of immediately available funds within three (3) Business Days of receipt of an invoice for the reimbursement.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnification Obligations of the Company. From and after the Closing, the Company covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Purchaser Indemnitees”) harmless from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement;

(b) any breach by the Company or any Seller Subsidiary of, or failure by the Company or Seller Subsidiary to comply with, any of covenants or obligations of the Company and Seller Subsidiaries under this Agreement (including post-closing covenants or obligations; or

(c) any Excluded Liability or Excluded Asset (including any Excluded Liability or any Excluded Asset that becomes a Liability of Purchaser under any bulk transfer Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law).

Section 6.2 Limitations on Indemnification Obligations of the Company. The obligations of the Company pursuant to the provisions of Section 6.1 are subject to the following limitations:

(a) Except as set forth in Section 6.2(b), the Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 6.1(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party and survive until the first anniversary of the Closing; provided, however, that if, at any time prior to the expiration of such representations and warranties, any Purchaser Indemnitee acting in good faith delivers to the Company a Claim Notice in accordance with Section6.8 alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and asserting a claim for recovery under Section 6.1 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. The Company’s covenants to be performed after the Closing and any indemnification obligation of the Company associated therewith will terminate on the sixth anniversary of the Closing.

(b) Notwithstanding Section 6.2(a), (i) the Purchaser Indemnitees’ rights to indemnification related to any of the Company’s representations and warranties in Sections 3.1 (Organization /Governing Documents), 3.2 (Power and Authority), 3.4 (Enforceability), 3.9 (a) and (b) (Title to Assets; Subsidiary Shares) but not 3.9(c), and 3.22 (Taxes) and (ii) the Seller Indemnitees’ rights to indemnification related to any of Purchaser’s representations and warranties in Sections 4.2 (Power and Authority), 4.3 (Enforceability) and 4.8 (Brokers) (collectively with the representations and warranties listed in clause (i), the “Excluded Representations”) will survive the Closing until the sixth anniversary of the Closing. Notwithstanding Section 6.2(a), the Purchaser Indemnitees’ rights to indemnification related to any Third Party Claims arising out of or related a breach of any representation or warranty in Section 3.21 (Intellectual Property) will survive until the third anniversary of the Closing.

(c) The amount of any indemnity provided in Section 6.1 shall be computed net of any insurance proceeds actually received by a Purchaser Indemnitee in connection with or as a result of any claim giving rise to an indemnification claim under Section 6.1 (if the claim exceeds $50,000, then reduced by the net present value of any premium increase resulting therefrom) and net of any reimbursements that are actually received by a Purchaser Indemnitee in connection with such Damages or the circumstances giving rise thereto. If the indemnity amount is paid prior to the Purchaser Indemnitee’s actual receipt of insurance proceeds related thereto, and a Purchaser Indemnitee subsequently receives such insurance proceeds, then the Purchaser Indemnitee shall promptly pay to the Company the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by the Company to such Purchaser Indemnitee in respect of such claim.

(d) The representations and warranties made by the Company, and the covenants and obligations of each of the Company and Seller Subsidiaries, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Purchaser Indemnitees or any of their representatives. Purchaser has not relied on any representation or warranty other than as contained in the Transaction Documents.

(e) Purchaser will not be entitled to indemnification under Section 6.1(a) or (c), and Company shall have no liability thereunder, unless and until the aggregate Damages incurred by Purchaser thereunder exceed $50,000.00 (the “Threshold Amount”); provided that if and when the aggregate amount of Damages under Sections 6.1(a) and (c) exceeds the Threshold Amount, the Purchaser Indemnitees will be entitled to be indemnified for such aggregate Damages including and in excess of the Threshold Amount. The aggregate maximum Damages for which the Purchaser Indemnitees shall be entitled to indemnification under Sections 6.1(a) and (b) will be limited to $2,000,000.00 (the “Cap”). Notwithstanding the foregoing provisions of this Section 6.2(e), the Cap and the Threshold Amount shall not apply to indemnification claims for Damages incurred by the Purchaser Indemnitees (i) as a result of Fraud committed by the Company or its Affiliates or under Section 6.1(c), which shall be unlimited, or (ii) as a result of a breach of (x) any Excluded Representations, which shall be limited to the Purchase Price, or (y) the first two sentences of Section 3.10 (Sufficiency and Condition of Assets), which shall be limited to $4,000,000.00. If the Company is required to indemnify Purchaser under Section 6.2(e)(ii), the Company may elect to satisfy any Damages in excess of $2,000,000.00 by forfeiting a portion of the Stock Amount. The Stock Amount for this purpose will be valued at its liquidation preference so long as the Company holds the Stock Amount in the form of Series D Preference Shares of Purchaser and not Ordinary Shares of Purchaser. For the purpose of determining the limitations on Damages for which the Company is responsible under this Section 6.2(e), all Damages (other than as a result of Fraud committed by the Company or its Affiliates or under Section 6.1(c)) will be applied toward the limitation, regardless of the nature of the claim. Any cash paid by the Company on account of Damages, regardless of the nature of the claim, will count toward the $2,000,000.00 referred to in Section 6.2(e)(ii).

Section 6.3 Indemnification Obligations of Purchaser.

From and after the Closing, Purchaser covenants and agrees to indemnify, defend and hold the Company and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from or related to:
(a) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; or

(c) any Assumed Liability.

Section 6.4 Third-Party Claims.

(a) If a Third-Party notifies any Purchaser Indemnitee or Seller Indemnitee (each collectively the “Indemnified Parties” or individually, a “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim by the Purchaser Indemnitees or the Seller Indemnitees for indemnification against the Company, on one hand, or Purchaser, on the other hand (each collectively the “Indemnifying Parties” or individually, an “Indemnifying Party”), respectively, under this Article VI, then the Indemnified Parties will promptly deliver written notice thereof to each Indemnifying Party; provided, however, that no delay in delivering such notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Parties are actually and materially prejudiced by the delay.

(b) The Indemnifying Parties will have the right to contest and defend against the Third-Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel of their choice (reasonably satisfactory to the Indemnified Parties); provided that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within thirty (30) days after receiving notice of the Third-Party Claim from the Indemnified Parties, that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third-Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence that the Indemnifying Parties will have the financial resources to defend against such Third-Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not reasonably likely to establish a precedential custom or practice materially adverse to any Indemnified Party or the PPT Business (other than litigation posture generally), and (v) the Indemnifying Parties conduct the defense of the Third-Party Claim diligently.

(c) If the Indemnifying Parties elect to contest or defend against a Third-Party Claim in accordance with Section 6.4(b), then (i) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, (ii) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed), unless the matter only involves money Damages all of which are paid by the Indemnified Party.

(d) If any condition in Section 6.4(b) is or becomes unsatisfied, then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest or defend against the Third-Party Claim in any manner that the Indemnified

Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Parties promptly and periodically for all Damages of contesting, defending against and settling the Third-Party Claim, unless the Indemnified Party denied the Indemnified Party the right to defend under Section 6.4(b)(iii) to (v), and (iii) the Indemnifying Parties will remain responsible for any Damages that the Indemnified Parties suffer resulting from or relating to the Third-Party Claim as provided in, and subject to the terms, conditions and limitations set forth in this Article VI. If the Indemnified Party assumes the defense of a Third-Party Claim pursuant to the terms of this clause (d), the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third-Party Claim and shall not consent to the entry of any judgment or settle such Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably delayed, conditioned or withheld). If an Indemnified Party defends or handles such Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

Section 6.5 No Right of Setoff. Purchaser may not set-off any indemnification claim for Damages. Notwithstanding the preceding sentence, Purchaser may reduce the Stock Amount in accordance with the provisions of Section 5.6(c).

Section 6.6 Exclusive Remedy; Limitations. Except as otherwise set forth in this Agreement:

(a) Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that, the indemnification provisions in this Article VI shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement or related to the Contemplated Transactions. The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that the indemnification provisions in this Article VI shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement or related to the Contemplated Transactions. Notwithstanding the foregoing, this Article VI will not limit remedies for breaches under the Promissory Note, Stock Purchase Agreement (and related agreements), the Transition Agreement, the License Agreements or the Real Estate License Agreement. Nothing contained herein shall prevent, or be interpreted to prevent, any of the Parties from bringing an action and obtaining any remedy based on allegations of Fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

(b) Losses shall not include speculative or unforeseeable Damages or punitive damages. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 6.7 Construction. For purposes of calculating Damages in connection with a claim for indemnification under this Article VI and with respect to determining whether a breach has occurred, each of the representations and warranties that contains any qualifications as to “materiality” or “Company Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications.

Section 6.8 Claim Process. In order to seek indemnification under this Article VI, (and in addition to the procedures in connection with a Third Party Claim), the Indemnified Party shall promptly deliver a written demand (a “Claim Notice”) to the Indemnifying Party which contains (a) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, to the extent known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages. Within forty five (45) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”). The failure by the Indemnifying Party to deliver a Response within forty five (45) days after the delivery of a Claim Notice shall be deemed a denial by the Indemnifying Party of the claim contained in said Claim Notice. If the Indemnifying Party in such Response contests the payment of all or part of the Damages claimed in the Claim Notice, the Indemnifying Party and the Indemnified Party shall use good-faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Sections 7.12 and 7.13.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Publicity. The Parties will agree on a press release to be issued upon or shortly after the execution of this Agreement. Thereafter, except as otherwise required by Law, and subject to Section 5.5, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser not to be unreasonably withheld, delayed or conditioned.

Section 7.2 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, or (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), and (c) addressed as follows (as applicable):

If to the Purchaser:	With a copy (not constituting notice) to:
Vobile, Inc	Pillsbury Winthrop Shaw Pittman LLP
2880 Lakeside Drive, Suite 360	2550 Hanover Street
Santa Clara, CA 95054	Palo Alto, CA 94034-1114
Attn: Yangbin Wang	Attn: Steve Wurzburg
Tel: (408) 217-5000	Tel: (650) 233-4538
Fax: (408) 212-8318	Fax: (408) 233-4545
Email: yangbin@vobileinc.com	Email: steve. wurzburg@pillsburylaw.com

If to Company:	With a copy (not constituting notice) to:
Rentrak Corporation	Perkins Coie LLP
7700 NE Ambassador Place	1120 NW Couch Street Tenth Floor
Portland, OR 97220	Portland, OR 97209-4128
Attn: David Chemerow	Attn: Roy W. Tucker
Tel: (503) 331-2820	Tel: (503) 727-2044
Fax: (866) 656-7413	Fax: (503) 346-2044
Email: dch@rentrak.com	Email: rtucker@perkinscoie.com
or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 7.2.
Section 7.3 Fees and Expenses. Subject to Article VI, and except as otherwise specifically provided herein, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 7.4 Entire Agreement. This Agreement, together with the other Transaction Documents, the Stock Purchase Agreement and documents including in connection with the Stock Purchase Agreement, and the Confidentiality Agreement, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement.

Section 7.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 7.6 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party without the prior written consent of all of the Parties to this Agreement; provided, however, that either Party may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser or a Third Party pursuant to a Change of Control. For purposes of this Agreement, a “Change of Control” means (a) a merger or consolidation of Party or any of its controlling Affiliates in which the holders of the voting securities of such Party or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) a Third Party, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of a Party or any of its controlling Affiliate, or (c) the sale to a Third Party of all or substantially all of a Party’s assets.

Section 7.8 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 7.9 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.10 References. The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Section(s) of the Disclosure Schedule. Each Exhibit and the Disclosure Schedule is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

Section 7.11 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

Section 7.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of California, excluding that body of law pertaining to conflicts of laws.

Section 7.13 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.14 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

Section 7.15 Specific Performance. The Parties hereto agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting bond or other undertaking, the Parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party hereto will allege, and each Party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties hereto further agree that (a) by seeking any remedy provided for in this Section 7.15, a Party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such Party hereto under this Agreement and (b) nothing contained in this Section 7.15 shall require any Party hereto to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 7.15 before exercising any other right under this Agreement.

Section 7.16 Disclosure Schedule. The Disclosure Schedule shall be subject to the following terms and conditions: (a) items shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement; (b) any item disclosed in the Disclosure Schedule with respect to any particular section of this Agreement shall be deemed to be disclosed with respect to all other sections of this Agreement to the extent that it is apparent from the fact of such disclosure that such disclosure is intended to modify other sections of the representations and warranties in this Agreement; (c) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality, is outside the Ordinary Course of Business or constitutes noncompliance with, or a violation of applicable Law, any order by a Governmental Authority or Contract; (d) headings and introductory language have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the corresponding provisions in this Agreement; and (e) all references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of Third-Party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and the Company and were not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.

ARTICLE V111
DEFINITIONS
For purposes of this Agreement, the following terms have the following meanings:
“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage) or children (biological or adoptive) and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“Allocation Statement” is defined in Section 1.8(a).
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.
“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.
“Asset Schedules” is defined in Section 1.1.
“Assignment and Assumption Agreement” is defined in Section 2.4(h).
“Assumed Liabilities” means the Liabilities assumed by Purchaser pursuant to Section 1.3.
“Bill of Sale” is defined in Section 2.4(g).
“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in San Francisco, California.
“Cap” is defined in Section 6.2(e).
“Cash Amount” is defined in Section 1.5.
“Claim Notice” is defined in Section 6.8.

“Closing” is defined in Section 2.1.
“Closing Abbreviated Financial Statements” is defined in Section 5.8(a).
“Closing Date” is defined in Section 2.1.
“Closing Working Capital” is defined in Section 1.6(a).
“Closing Trade Payables” means any and all trade payables of the PPT Business arising in the Ordinary Course of Business and accrued or incurred by the Company or any Seller Subsidiary at or prior to the Closing, including any payable for Studio Advances for orders made at or prior to the Closing.
“COBRA” is defined in Section 3.19(c).
“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et. seq., as amended from time to time.
“Company” is defined in the preamble to this Agreement.
“Confidentiality Agreement” means that certain Amended and Restated Mutual Confidentiality Agreement, dated as of June 2, 2014 between Purchaser and the Company.
“Confidential Information” means any and all information, data and technology disclosed, made available and/or provided by any of the Company or one of its Subsidiaries, or Purchaser, or any of their respective Affiliates, as applicable, or otherwise obtained by or accessed under this Agreement, the Transaction Documents, the PPT Business, or the Contemplated Transactions and disclosures contemplated hereby or thereby on or prior to the Closing, including, without limitation, any and all methods and/or materials used in the business of the Company or one of its Subsidiaries (including the PPT Business) or Purchaser, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable Law), samples, inventions (whether patentable or unpatentable), improvements, Intellectual Property, methods, compositions, devices, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), including any of the foregoing related or with respect to the Purchased Assets, Purchased Assets, PPT Business, and/or Excluded Assets, regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding the foregoing, Confidential Information does not include: (i) any information, data or technology that the receiving party (whether the Company or one of its Subsidiaries or Purchaser, as applicable) can demonstrate by competent evidence is, at the time of the disclosure to the receiving party or subsequently became prior to the receiving party’s disclosure, through no wrongful act or omission of the receiving party, publicly available or a part of the public domain; provided that information shall not be deemed to be a part of the public domain on the ground only that: (a) the general principle is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as the receiving party, if the particular practice is not public domain or so known, or (b) it constitutes a combination, conclusion or finding of or drawn from information which is known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as applicable; (ii) to the extent such information was or becomes available to Company or one of its Subsidiaries or Purchaser, as the receiving party, on a non-confidential basis from a source other than the disclosing party, be it the Company, one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates; and (iii) to the extent such information was developed by the Company or one of its Subsidiaries or Purchaser, as applicable, without access or reference to the Confidential Information of the other parties, respectively.
“Consent” is defined in Section 5.6(a).
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents as well as the transfer or assignment of Seller Contracts to Vobile Home Entertainment LLC and 1026427 B.C. LTD.

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement, course of dealing or undertaking (whether written or oral and whether express or implied).
“Current Assets” is defined in Section 1.6(a).
“Current Liabilities” is defined in Section 1.6(a).
“Damages” is defined in Section 6.1.
“Dataroom” means the documents uploaded to www.box.com with full access to Purchaser and representatives of the Purchaser on the day that is two Business Days prior to the date of execution of this Agreement.
“Disclosure Schedule” is defined in the preamble to Article III.
“Dispute Notice” means a notice delivered by the Company to Purchaser in which the Company (a) disputes the calculation of Closing Working Capital included in the Working Capital Statement and (b) provides the basis of such dispute in reasonable detail.
“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Engagement Date” is defined in Section 1.6(d).
“Estimated Working Capital” is defined in Section 1.6(a).
“Estimated Working Capital Payment” is defined in Section 1.5.
“Estimated Working Capital Statement” is defined in Section 1.6(a).
“Environmental Laws” shall mean all Laws and Orders that pertain to the regulation, protection or preservation of the environment (including indoor and ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata), natural resources, the health and safety of any Person, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, Release, emission, disposal, re-use, recycling, or other management, contact or involvement with Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.
“ERISA Affiliate” means any of the Company’s Affiliates, to the extent such Affiliate is described in Code § 414(b), (c), (m) or (o) and corresponding Treasury Regulations.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” is defined in Section 1.2.
“Excluded Liabilities” is defined in Section 1.4.
“Excluded Representations” is defined in Section 6.2(b).
“Facilities” is defined in Section 3.20(a)
“Facility Leases” is defined in Section 3.20(a)
“Final Working Capital” is defined in Section 1.6(d).
“Final Updated Working Capital” is defined in Section 1.6(g).

“Fraud” means an intentional false representation of a material fact upon which one reasonably relies to his or her detriment.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governing Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person and (vi) all amendments or supplements to any of the foregoing.
“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).
“Government Official” shall mean (i) any officer or employee of any Governmental Authority, (ii) any person acting in an official capacity on behalf of a Governmental Authority, (iii) any officer or employee of a Person that is majority or wholly owned by a Governmental Authority, (iv) any officer or employee of a public international organization, such as the World Bank or the United Nations, (v) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (vi) any candidate for political office.
“Indemnified Parties” is defined in Section 6.4(a).
“Indemnifying Parties” is defined in Section 6.4(a).
“Intellectual Property” means on a worldwide basis: (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, “Patent Rights”), (ii) all registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (iv) all internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content and programming, and related security passwords or codes, (v) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, compositions, devices, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (vi) all other proprietary rights relating to any of the foregoing, (vii) all of the foregoing contained or embodied in or with respect to any Software, (viii) all copies and tangible embodiments thereof (in whatever form or medium), (ix) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.
“Interim Financial Statements” is defined in Section 3.7(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” is defined in Section 3.28.
“Labor Organization” means trade union, labor organization, work council, employee committee, employee representative body or other similar body.
“Later Discovered Contract” is defined in Section 5.7.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.
“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.
“License Agreements” is defined in Section 2.4(b).
“Licensed Intellectual Property Assets” is defined in Section 1.1(f).
“Material Adverse Effect” means any change or effect that has (or could be reasonably expected to have) a material adverse effect on (i) the Purchased Assets or the business, assets, prospects, liabilities, condition (financial or otherwise), operating results or operations of the PPT Business, taken as a whole (regardless of whether Purchaser has Knowledge of such effect or change on the date hereof), or (ii) the Company’s ability to consummate the Contemplated Transactions, unless such change or effect results from (a) the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, (b) changes in GAAP or any applicable Law or Order, (c) changes in the industry in which the PPT Business is operated, (d) any attack, escalation of hostilities, act of terrorism or outbreak involving the United States of America, any declaration of war by Congress or any other national or international calamity, or (e) changes in general economic conditions or the financial or securities markets generally; provided, however, that any change or effect described in clauses (b), (c), (d) or (e) does not specifically relate to or disproportionately impact the PPT Business or the Purchased Assets.
“Quarterly Balance Statement” is defined in Section 1.6.
“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and the Subsidiaries in connection with the PPT Business.
“Owned Inventory” is defined in Section 1.1(b).
“Owned Intellectual Property Assets” is defined in Section 1.1(e).
“Parent” means Vobile Co., Ltd., a Cayman Islands company.
“Parties” is defined in the preamble to this Agreement.
“Patent Rights” is defined in the definition of Intellectual Property.
“Permits” means (i) all licenses, permits, rights, registrations, agreements, accreditations, certifications and governmental or other approvals of any Governmental Authority applied for, pending by, issued or given to the Company or any Subsidiary that is used primarily in the PPT Business, and (ii) all agreements with any Governmental Authority entered into by the Company or any Subsidiary that is used primarily in or related primarily to the PPT Business, and, with respect to any of the items referenced in the foregoing clauses (i) and (ii), that are in effect, have been applied for or are pending.
“Permitted Encumbrances” means (i) statutory liens, charges or assessments for Taxes not yet due or the amount for which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (iv) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject real property.
“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.
“Personal Data” means mean a natural person’s name, street address, telephone or cell phone number, e-mail address,

photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
“Personal Productivity Tools” means the personal computers (whether desktop, laptop or tablet), desktop printer, desk, cubicle, table, bookcase, chair and other office furniture, whiteboards, bulletin boards, books and other reference manuals not included in the Seller Intellectual Property, telephones, cell phones, smart phones and other personal assistance devices and any miscellaneous office supplies located in the desks or other work areas of all of the Transferred Employees (or the vacant offices or workspaces assigned to any PPT Employee who does not become a Transferred Employee).
“PPT Business” is defined in the recitals.
“Post-Closing Consent Period” is defined in Section 5.6(a).
“Post-Closing Collection Period” means the period from the Closing Date to 180 days following the Closing Date.
“PPT Employee” is defined in Section 3.18(a).
“PPT Financial Statements” is defined in Section 3.7(a).
“PPT Former Employees” means former employees who provided services to the PPT Business.
“PPT GAAP Revenue” means revenue from the sale of Products as recognized under GAAP.
“PPT Service Providers” is defined in Section 3.18(b).
“Primary Selling Subsidiary” is defined in the preamble.
“Products” is defined in Section 1.1(a).
“Purchaser Offer” is defined in Section 5.10(a).
“Purchase Price” is defined in Section 1.5.
“Purchased Assets” is defined in Section 1.1.
“Purchaser” is defined in the preamble to this Agreement.
“Purchased Intellectual Property Assets” means any and all Licensed Intellectual Property Assets and Owned Intellectual Property Assets, including Seller Software.
“Purchaser Documents” is defined in Section 4.2.
“Purchaser Indemnitees” is defined in Section 6.1.
“Quarterly Balance Statement” is defined in Section 1.6(f)
“Real Estate License Agreement” is defined in Section 2.4(i).
“Receivables” shall mean trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the PPT Business.
“Records” is defined in Section 1.1(l).
“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching (whether active or passive), dumping or disposing into or through the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to Environmental Laws.
“Required Actions” is defined in Section 3.21(a).
“Response” is defined in Section 6.8.
“Retained Contracts” means any Contracts of the Company that are not Seller Contracts.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Contract” means any Contract under which the Company or any Subsidiary has or may acquire any rights, or by which the Company or any Subsidiary or any of its assets is or may become bound, in each case, that is used primarily in the PPT Business or any Purchased Asset, including, without limitation, any Licensed Intellectual Property Assets.
“Seller Documents” is defined in Section 3.2.
“Seller Employee Benefit Plan” means any pension, retirement or savings plan, any medical, hospital, health, dental, life, death benefit or disability plan, any group insurance plan, any profit sharing, deferred compensation, stock option, stock purchase, bonus or incentive plan (including any equity or equity-based plan), and any fringe benefit, vacation pay, holiday pay, sick leave, service awards, tuition reimbursement, moving expense reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, but not limited to, any pension plan, as defined in ERISA §3(2), and any “welfare plan,” as defined in ERISA § 3(1)), whether any of the foregoing is funded, insured or self-funded, written or oral, sponsored or maintained by the Company or any ERISA Affiliate and covering any PPT Employees with respect to services performed in relation to the PPT Business.
“Seller Employer” is defined in Section 3.18(a).
“Seller Indemnitees” is defined in Section 6.3.
“Seller Party” is defined in Section 5.5.
“Seller Software” is defined in Section 1.1(d).
“Seller Subsidiaries” means Rentrak Canada, an Ontario Corporation, LRC Oregon Inc., Vobile Home Entertainment LLC and 1026427 B.C. LTD.
“Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, bug lists and tools or procedures for tracking and fixing bugs, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.
“Stock Amount” is defined in Section 1.5.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Subsidiary Shares” is defined in Section 3.9(b).

“Systems” is defined in Section 3.25.
“Tangible Personal Property” is defined in Section 1.1(c).
“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.
“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.
“Term Sheet” means that certain Term Sheet, dated as of December 9, 2014, by and between the Company and Purchaser.
“Third Party” means any Person other than any of the Parties and their respective Affiliates.
“Third-Party Claim” is defined in Section 6.4(a).
“Threshold Amount” is defined in Section 6.2(e).
“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing pursuant to either Section 2.4 or Section 2.5.
“Transferred Employees” is defined in Section 5.10(a).
“Transition Agreement” is defined in Section 2.4(a).
“Updated Working Capital” is defined in Section 1.6(f).
“User Data” means any Personal Data or other data or information collected by or on behalf of the Company or any Subsidiary from users of the Products.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et. seq.
“Working Capital Statement” is defined in Section 1.6(b).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:
RENTRAK CORPORATION

By:	/s/ David Chemerow
Name:	David Chemerow
Title:	Chief Financial Officer

PRIMARY SELLING SUBSIDIARY:
RENTRAK CANADA, INC.

By:
Name:
Title:

PURCHASER:
VOBILE, INC.

By:	/s/ Yangbin Wang
Name:	Yangbin Wang
Title:	Chief Executive Officer